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                                                                    EXHIBIT 10.1

                                 FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

                  This First Amendment (this "Amendment") to the Employment Agreement (the "Agreement"), dated as of April 19, 2001, by and between 3dfx Interactive, Inc., a California corporation (the "Company"), and Richard A. Heddleson ("Executive"), is made and entered into this 14th day of October, 2002. Capitalized terms used but not defined herein shall have the meanings ascribed to those terms in the Agreement.

                  WHEREAS, Executive has provided services to the Company under the Agreement, originally serving as Chief Financial Officer and now serving as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer;

                  WHEREAS, pursuant to the Agreement, the Company's most recent salary payment to Executive was made on April 15, 2002;

                  WHEREAS, Executive has continued to provide services to the Company and agrees to continue providing services to the Company through the date of the Company's eventual dissolution and liquidation, provided the Company pays Executive an annual salary of $206,250, commencing April 16, 2002 and thereafter through the date of the Company's dissolution and liquidation;

                  WHEREAS, Executive has incurred expenses on behalf of the Company for which the Company is obligated to reimburse Executive; and

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         A. Amendment to Section 1(a). The first sentence of Section 1(a) is hereby amended in its entirety to read as follows:

                  "For the term of his employment under this Agreement, the Company agrees to employ Executive as its President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer reporting directly to the Board of Directors of the Company."

         B. Amendment to Section 1(b). The first sentence of Section 1(b) is hereby amended in its entirety to read as follows:

                  "During the Employment Period, Executive shall devote such time and energy to the affairs of the Company as is necessary to fulfill the responsibilities of the offices he holds and as the affairs of the Company shall dictate, and Executive shall not be engaged in any competitive business activity without the express written consent of the Board."



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         C. Amendment to Section 3(a). Section 3(a) of the Agreement is hereby amended in its entirety to read as follows:

                  "Salary. The Company shall pay Executive as salary compensation for his services of Two Hundred Six Thousand Two Hundred Fifty Dollars ($206,250) per annum ("Base Salary Amount"), less applicable deductions and withholdings, commencing April 16, 2002 and thereafter through the date of the Company's dissolution and liquidation (the "Base Salary Amount"); provided, that in the event that Executive spends less than twenty hours per week engaged in addressing the Company's affairs for three or more consecutive calendar weeks, then the Base Salary Amount shall be adjusted accordingly. The Base Salary Amount shall be paid twice monthly on the first and fifteenth day of each month (or, if such day is not a business day, then the immediately preceding business day)."

         D. Addition of Section 3(c). A new Section 3(c) shall be added to the Agreement, as follows:

                  "(c) Retention Incentive Bonus. In the event the Company becomes a debtor under the United States Bankruptcy Code, Executive shall become entitled to earn additional compensation in the form of a retention incentive bonus equal to one and one-half percent (1 1/2%) of the fair market value of all assets actually collected by the Company post-bankruptcy petition, which bonus shall be paid as an administrative expense of the Company's bankruptcy estate and shall be subject to the approval of the Bankruptcy Court; provided that, subject to Section 4(a)(iv) hereof, Executive shall only be entitled to a retention incentive bonus to the extent that Executive is employed by the Company at the time of the actual collection of such assets. Executive's right to the retention incentive bonus will attach at the time such assets are actually collected by the Company. It is not necessary, however, that Executive be employed by the Company at the time Executive applies for Bankruptcy Court approval of the retention incentive bonus."

         E. Amendment to Section 4(a). Section 4(a) of the Agreement is hereby amended by adding a new clause (iv) thereto, as follows:

                  "(iv) the retention incentive bonus amount provided for under
                  Section 3(c) of the Agreement as if he continued to be employed by the Company through the date of collection by the Company of all assets."

         F. Full Force and Effect. Except as expressly amended herein, all other terms and provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.



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         G. Past Due Expenses. The Company and Heddleson mutually acknowledge and agree that as of the date hereof and in accordance with Section 3(d) of the Agreement, the Company is currently obligated to reimburse certain business expenses incurred by Executive in the amount of $25,000.

         H. Counterparts. This Amendment may be executed in one or more counterparts, each of which such counterparts shall be deemed an original and all of which together shall constitute one and the same Amendment.

                  IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment to the Agreement as of the date first written above.



                                       /s/ Richard A. Heddleson
                                       -----------------------------------------
                                       Richard A. Heddleson

                                       3DFX INTERACTIVE, INC.,
                                       a California corporation


                                       By: /s/ Gordon A. Campbell
                                          --------------------------------------
                                       Name:  Gordon A. Campbell
                                       Title: Chairman of the Board of Directors